NEWS
For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Director, Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES CHANGES OPERATING POLICY
FOR UNCLAIMED BILL PAYMENTS AND WILL RESTATE FINANCIAL RESULTS

CHANTILLY, Va., August 15, 2005 – Online Resources Corp. (NASDAQ: ORCC), a leading outsourcer of Internet financial services, today announced it has changed its operating policy for treatment of unclaimed bill payments. As a result of this change, the Company intends to file a Form 10-Q for second quarter 2005 reflecting lower earnings than it reported in its July 20, 2005 earnings release. The Company also plans to restate its financial results for the periods between July 1, 2003 and March 31, 2005 and has revised its 2005 earnings guidance.

The impact on earnings per share (EPS) for the second quarter 2005 and the prior periods is expected to be as follows:

Prior Reported EPS Revised EPS Change

2005 Q2 $0.07 $0.06 -$0.01

Q1 $0.11 $0.10 -$0.01

2004 $0.25 $0.20 -$0.05

2003 $0.17 $0.13 -$0.04

Similarly, the Company’s 2005 guidance has been reduced by $0.01 per share for the third quarter and by $0.03 per share for the full year.

Unclaimed payments, which represent less than one-tenth of a percent of the Company’s total payments, are generally paper checks that remain uncashed by recipients. In 2003, after consultation with its financial institution clients, legal counsel and financial auditors, the Company adopted a policy under which it took those unclaimed payments that were aged and relatively small as an offset to its costs. In return, the Company remained perpetually liable in the event the check was ever presented. The impact of the policy was fully disclosed in the Company’s financial statements and with its clients.

After a recent review, the Company has decided to change its policy, amend its accounting treatment and restate its prior financial results to be consistent with the new policy. Under the revised policy, all unclaimed payments will either be returned to client financial institutions or contributed to the appropriate state escheat fund, and the Company will have no future liability for payment.

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“The decision to make this change was a complex one,” stated Matthew P. Lawlor, chairman and chief executive officer of the Company. “When we developed our unclaimed payments policy about two years ago, there were no clear precedents or applicable regulations governing service providers. As the electronic payments industry has evolved, so must our operating policies, and we believe this new policy is better suited to today’s environment.”

The Company intends to file amended reports with the Securities and Exchange Commission to reflect the restatements as soon as practicable. The Company has also revised its earnings guidance for third quarter by $0.01 per share and by $0.03 for the full year 2005. The Company further expects the impact of the policy change on future years will decline due to its rising electronic rate and other processing efficiencies. The revised guidance below is in millions except for per share data. These statements are forward-looking, and actual results may differ materially.

Third Quarter		Full Year
2004 Prior 2005	New 2005		Prior 2005
Restated Guidance	Guidance	2004 Restated	Guidance	New 2005 Guidance
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Revenue	$11.0	$15.0-15.5	$15.0-15.5	$42.3	$60.0-61.0	$60.0-61.0

Gross Profit Margin	62%	60-61%	59-60%	59%	60-61%	59-60%

EBITDA (1)	$2.7	$3.6-4.1	$3.4-3.9	$7.6	$14.4-15.3	$13.6-14.5

Per share	$0.13	$0.13-0.15	$0.12-0.14	$0.38	$0.55-0.58	$0.52-0.55

Net Income	$1.8	$2.4-2.8	$2.2-2.6	$4.0	$9.4-10.3	$8.6-9.5

Per share	$0.09	$0.08-0.10	$0.07-0.09	$0.20	$0.36-0.39	$0.33-0.36

Fully Diluted Shares	20.0	27.8	27.8	20.1	26.4	26.4

	Supplemental Information – For Disclosure Purposes Only

Pro Forma Equity Compensation Expense	N/A	$0.4-0.5	$0.4-0.5	N/A	$2.2-2.5	$2.2-2.5

Per share	N/A	$0.01-0.02	$0.01-0.02	N/A	$0.08-0.09	$0.08-0.09

Tax Equivalent Net Income (2)	$1.1	$1.5-1.7	$1.4-1.6	$2.5	$5.8-6.4	$5.3-5.9

Per share (2)	$0.06	$0.05-0.06	$0.05-0.06	$0.12	$0.22-0.24	$0.20-0.22

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)	Presents the Company’s net income and net income per share expectations as if they were to be reported on a fully taxed basis, at an estimated corporate tax rate of 38 percent. The Company has approximately $90 million in tax loss carry-forwards and does not expect to pay material cash taxes in the foreseeable future.

About Online Resources
Online Resources powers Internet financial services for over 700 firms nationwide. The Company’s proprietary account presentation, payment, relationship management and professional services are branded to its client banks, credit unions, card issuers and payment acquirers. The Company serves over three million consumer end-users and processes over $12 billion in payments annually. Founded in 1989, Online Resources (Nasdaq: ORCC, Website: www.orcc.com) has been widely recognized as one of the nation’s fastest growing technology firms.

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This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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